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                                                                 Exhibit 99.1

[CALYPTE BIOMEDICAL CORPORATION LOGO]

                                                                  NEWS RELEASE
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1265 Harbor Bay Parkway o Alameda, CA  94502
www.calypte.com

                                                  Investor Relations Contact:
                                               Joe Bunning, Sitrick & Company
                                                               (310) 788-2850
                                               email: joe_bunning@Sitrick.com



                   CALYPTE ANNOUNCES SENIOR MANAGEMENT CHANGE
                        NANCY KATZ TO DEPART THE COMPANY

ALAMEDA, CALIF. - JUNE 27, 2003 -Calypte Biomedical Corporation (OTCBB: CYPT), the developer and marketer of the only two FDA approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA approved serum HIV-1 antibody Western blot supplemental test, today announced that effective immediately Nancy Katz will leave the company.

"We appreciate Nancy's contributions and dedication during her tenure as Calypte's President and CEO for the past three years," said Anthony Cataldo, Executive Chairman of Calypte Biomedical. "Nancy is leaving to pursue other interests."

Ms. Katz has elected to give up her seat on the company's Board.

About Calypte Biomedical:
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Calypte Biomedical Corporation headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. Calypte markets its products in countries worldwide through international distributors and strategic partners. Current product labeling including specific product performance claims can be found at www.calypte.com.


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Statements   in  this  press   release  that  are  not   historical   facts  are
forward-looking statements, including statements regarding announcements of financial results and presentations by the Company. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The
Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.



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